Exhibit 10.1

EXECUTION VERSION

April 4, 2024

Isaac Zacharias

c/o last address on file with the Company

Re:	Retention Agreement

Dear Isaac,

In recognition of your leadership skills and experience and in order to promote a successful integration of Shockwave Medical, Inc. (the “Company”) with Johnson & Johnson (“Parent”), we are excited to provide you with the retention opportunity described herein. We view the first 12 months after Closing (as defined in the Merger Agreement (defined below)) as a key period in the integration of the Company and for continuing, and building on, its successes. Even more exciting is the long-term future and the prospect to positively impact the lives of patients and their families. We look forward to welcoming you to the Johnson & Johnson family and working with you to enable this success!

This letter agreement (this “Agreement”) is in reference to the Amended and Restated Separation Pay Agreement between you and the Company, entered into as of March 30, 2022 (as amended through the date hereof, the “Separation Pay Agreement”). As you know, Parent, Sweep Merger Sub, Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into a merger agreement (the “Merger Agreement”) that will (subject to the satisfaction of the terms and conditions of the Merger Agreement) result in Merger Sub being merged with and into the Company as a result of the Merger (as defined in the Merger Agreement) and the Company surviving the Merger as a wholly owned subsidiary of Parent. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has requested that you enter into this Agreement setting forth a retention bonus payable subject to the terms and conditions of this Agreement as well as certain modifications to your rights and obligations under the Separation Pay Agreement and any other agreement between you and the Company that provides for severance, separation or retention payments or benefits. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned thereto under the Merger Agreement.

In consideration of the benefits provided hereunder, and for other good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of the Company and you (each, a “party”) agrees as follows:

1. Effectiveness. This Agreement shall become effective upon effectiveness of the Merger Agreement; provided, however, that this Agreement is expressly contingent upon the Closing and that in the event the Closing is not completed for any reason, this Agreement shall be null and void ab initio.

2. Retention Payment. Subject to your compliance with Sections 6 and 7 of this Agreement and except as otherwise set forth in Section 3 of this Agreement, if you remain an active full-time employee of the Company, Parent or any of their respective Affiliates through the date that is 12 months following the Closing Date (the “Transition Date”), you will receive a cash payment equal to $2,100,000 (the “Retention Bonus”). The Retention Bonus will be paid to you in a lump sum on the third business day following the Release Effective Date (as defined below).

3. Entitlement to Severance; Definition of “Good Reason”; Miscellaneous. (a) You acknowledge and agree that if your employment is terminated prior to the Transition Date (i) by the Company and its Affiliates other than for Cause (as defined in the Separation Pay Agreement), (ii) by you for Good Reason (as defined in the Separation Pay Agreement, after giving effect to the modifications in this Agreement), or (ii) due to your death or Disability (as defined in the Separation Pay Agreement), you shall be entitled to (A) the severance payments and benefits described in Sections 2.4(a)(i) and (iii) of the Separation Pay Agreement determined as if your employment with the Company was terminated by the Company without Cause as of the Closing (the “Termination Compensation”) plus (B) a portion of the Retention Bonus equal to $1,251,924 (the “Retention Bonus Severance”). In each case, your right to receive the Termination Compensation and the Retention Bonus Severance is subject to your continued compliance with the Restrictive Covenant Agreements and your execution of a general release of claims against the Company and its Affiliates substantially in the form attached as Exhibit A, and such release becoming effective and irrevocable no later than 60 days following the date of termination. Payment of the Termination Compensation under this Section 3(a) will be made to you in accordance with the payment timing set forth in Sections 2.4(a)(i) and (iii) of the Separation Pay Agreement, as applicable (it being understood that the duration of any benefits provided in accordance with Section 2.4(a)(iii) will be measured from the date of termination). Payment of the Retention Bonus Severance under this Section 3(a) will be made to you in a lump sum on the third business day following the Release Effective Date.

(b) From the Closing and through the Transition Date (or your earlier termination of employment), your title will be President, Shockwave Medical, reporting to Global Head of Heart Recovery, MedTech, or other equivalent position (the “Reporting Person”) and with such duties as are reasonably assigned to you by the Reporting Person. You hereby agree that the definition of “Good Reason” set forth in the Separation Pay Agreement shall be amended by deleting the last clause of Section 2.4(d)(ii) and the entirety of Section 2.4(d)(iii) thereof; and further acknowledge and agree that (i) the terms of your employment following the Closing as set forth in this Agreement do not in any way constitute or give rise to Good Reason and (ii) any change described in Section 2.4(d)(iv) – (v) of the Separation Pay Agreement shall be measured by reference to your role as described herein.

(c) You hereby agree that, except as expressly provided herein, you shall not be entitled to any severance or separation payments or benefits under the Separation Pay Agreement or under any other plan, program, policy, agreement or arrangement maintained by the Company, Parent or any of their respective Affiliates, and all of your rights to such payments and benefits under the Separation Pay Agreement and any such other plan, program, policy, agreement or arrangement will immediately terminate, and you shall instead be eligible to receive the payments and benefits described herein and to participate in all plans and programs

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of Parent applying to employees with your duties and responsibilities. You hereby further agree that, notwithstanding anything contained in the Separation Pay Agreement or any other agreement between you and the Company providing for severance or separation payments or benefits, the aggregate payments you may receive under this Agreement shall not exceed $2,100,000 plus any amounts that become payable under Section 2.4(a)(iii) of the Separation Pay Agreement consistent with the terms of this Agreement.

(d) Notwithstanding the foregoing, for 12 months following the Closing, for so long as you remain an employee of Parent or any of its Affiliates, you shall continue to receive at least the same base salary as you received immediately prior to the Closing and be eligible for at least the same target cash bonus opportunity as you were eligible for immediately prior to the Closing. After the Closing, and solely to the extent you remain an employee of the Parent or any of its Affiliates, at the time that Parent or such Affiliate engages in routine annual compensation determinations involving, among other things, merit increase determinations for its employees, you shall be considered with respect to such determinations in good faith and on substantially the same basis as other similarly situated employees of the Parent or such Affiliate. Furthermore, if you continue to be employed by the Parent or any of its Affiliates following the Transition Date, you shall be eligible for severance benefits under the applicable severance policy of Parent or one of its Affiliates, as determined by Parent.

4. Treatment of Equity-based Awards. You acknowledge and agree that your Company Options, Company RSU Awards and Company PSUs Awards will be treated as set forth in Section 2.7(d), 2.7(e) and 2.7(f) of the Merger Agreement, respectively, and subject to all applicable tax withholdings. You hereby agree that any stock option, restricted stock award or other equity-based or equity-related award granted to you on or after the Closing shall be subject to the provisions in the applicable equity plan of Parent and the applicable award agreement entered into between you and Parent and shall not be subject to any provision of the Separation Pay Agreement relating to stock options, restricted stock unit awards or other equity-based awards.

5. Restrictions Prior to Closing. You and the Company agree that, during the period following the signing of this Agreement and prior to the Closing, you shall not terminate your employment for Good Reason or provide notice regarding a condition allegedly constituting Good Reason and neither the Separation Pay Agreement nor this Agreement shall be amended, modified, replaced or terminated without Parent’s prior written consent and that Parent shall be a third-party beneficiary of this Section 5.

6. Employee Covenants. You acknowledge and agree that as a result of your employment with the Company, you have been given access to various trade secrets and confidential information of the Company and its Affiliates. In addition, you further acknowledge and agree that a material aspect of Parent’s decision to enter into the Merger Agreement is the acquisition of the Company’s goodwill for the purpose of Parent’s carrying on a business that is similar to the business of the Company. Therefore, (a) as a condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and (b) in consideration for the opportunity to receive the Retention Bonus granted under this Agreement, you agree to remain bound by any confidentiality, non-solicitation and similar agreements between you and the Company and its Affiliates, including the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company (collectively, the “Restrictive Covenant Agreements”).

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7. General Waiver and Release. You agree that the amounts to which you may become entitled under Section 2 or Section 3(a), as applicable, will become payable to you only if (a) you execute, prior to the payment of such amounts, a general waiver and release of all claims up to the date such release is executed, including those under the Separation Pay Agreement, in favor of Parent, the Company and their respective Affiliates, and others related to such entities (including their respective directors, officers and employees), substantially in the form attached as Exhibit A, and (b) such waiver and release becomes effective and irrevocable (the date of such effectiveness and irrevocability, the “Release Effective Date”, which date shall be no later than 60 days after the Transition Date or, if earlier, your date of termination).

8. Withholding. You are solely liable for all taxes, including Federal, state, local or foreign income, employment and social security taxes, and tax penalties that you incur in connection with this Agreement, the treatment of your Company Options, Company RSU Awards and Company PSU Awards in accordance with the terms of the Merger Agreement or your employment with Parent and its Affiliates, and none of Parent or any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes. Parent or its applicable Affiliate may withhold from any amounts payable under this Agreement, in connection with the treatment of your Company Options, Company RSU Awards and Company PSU Awards in accordance with the terms of the Merger Agreement or your employment with Parent and its Affiliates, such federal, state, local or foreign taxes, including income, employment and social security taxes, as required to be withheld pursuant to any applicable law or regulation.

9. Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code or an exemption thereunder, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. Section 10 of the Separation Pay Agreement shall apply to any payment made pursuant to this Agreement and shall be incorporated by reference herein.

10. Not an Employment Agreement. Following the Closing, the terms of this Agreement neither bind you to continued employment with Parent or any of its Affiliates nor confer any rights upon you with respect to the continuation of employment by Parent or any of its Affiliates. No provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any plans, programs, policies, agreements, arrangements or understandings of Parent, the Company or any of their respective Affiliates, and nothing herein shall be construed as an amendment to any such plan, program, policy, agreement, arrangement or understanding.

11. Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with, the laws of the State of California, without regard to its principles of conflicts of laws.

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12. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13. Entire Agreement; Amendments. This Agreement and Exhibit A, the Separation Pay Agreement (as modified by this Agreement) and the Restrictive Covenant Agreements contain the entire agreement among you and the Company, Parent and their respective Affiliates concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you and the Company, Parent and their respective Affiliates with respect hereto. You acknowledge and agree that this Agreement constitutes a modification of your rights under the Separation Pay Agreement and any other agreement between you and the Company providing for severance, separation or retention payments or benefits or any other plan, program, policy or arrangement providing for such benefits. Notwithstanding the foregoing, all other terms of the Separation Pay Agreement, the Restrictive Covenant Agreements and any such other agreement that have not been modified by this Agreement shall remain in full force and effect. This Agreement may not be modified or amended except with the written consent of Parent and by a writing signed by each of the parties.

14. Successors and Assigns. This Agreement shall be binding on (a) you and your estate and legal representatives and (b) the Company and its successors and assigns.

15. Counterparts; Interpretation. This Agreement may be executed in two or more counterparts (including via facsimile or .pdf), each of which shall be deemed an original but all of which together shall be considered one and the same agreement. For purposes of this Agreement, the term “including” shall mean “including, without limitation”.

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Very truly yours,

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President & CEO

Agreed and Accepted:

/s/ Isaac Zacharias
Isaac Zacharias

[Signature Page to Retention Agreement]

Exhibit A

General Release

Capitalized terms used but not defined herein have the meanings set forth in that certain retention letter agreement (the “Retention Agreement”), dated April 4, 2024, by and between you and Shockwave Medical, Inc. (the “Company”).

In consideration for the payments and other benefits you are receiving under the Retention Agreement, you release and give up any and all claims and rights arising through the date you sign this General Release (this “Release”) that you may have against the Company and Parent, and all of their respective subsidiaries, divisions, affiliated companies and benefit plans, as well as all of their respective past, present and future directors, officers, employees, plan administrators, agents and attorneys (all of whom are referred to collectively in this Release as “Releasees”) in any way relating to or arising out of your employment with the Company or any other parent company or the termination of that employment, except for (i) your right to the payments and benefits provided for in the Retention Agreement, (ii) your right to any vested benefits (including restricted share units, performance share units, stock options or other equity securities that vest before your termination of employment or during retirement) under the Consolidated Retirement Plan of Parent, the Parent Savings Plan or any retirement savings, incentive, executive compensation or other benefit or compensation plan or program in which you participated during your employment, (iii) your right to payments in respect of Company equity securities in accordance with the Merger Agreement, (iv) claims for unemployment compensation, workers’ compensation benefits under the terms of any workers’ compensation insurance policy of the Company or any state disability insurance benefits pursuant to the terms of applicable state law, (v) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (vi) your rights to defense, contribution or indemnification by Parent, the Company or any of their respective Affiliates, including pursuant to contract, applicable law, any directors’ and officers’ liability or other insurance policy or the by-laws, articles of incorporation, charter or similar organization documents of Parent, the Company or any of their respective Affiliates (collectively the “Excepted Rights”).

By signing this Release, you release and give up all claims and rights against Releasees in any way relating to or arising out of your employment with the Company or any other parent company or the termination of that employment under any federal, state, local or foreign law, including, but not limited to, those not mentioned in this Release, those of which you are not aware, and any claims for or rights to attorneys’ fees, other than the Excepted Rights.

You are specifically releasing any claims of unlawful discrimination, harassment or retaliation against you, including, but not limited to, those based on your age, sex, race, color, religion, national origin, citizenship, ancestry, veteran status, sexual orientation, gender orientation, pregnancy, marital status, disability, medical condition, or any other status protected by applicable law. These include any and all claims you may have under the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (the “ADEA”); the False Claims Act, 31 U.S.C. § 3729 et seq.; the

Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq.; the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7241 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; any state or local counterpart to such federal statutes; and any other applicable federal, state, foreign or local statute, regulation or ordinance prohibiting discrimination, harassment or retaliation. You are also releasing any and all other claims and rights in any way relating to or arising out of your employment with the Company or any other parent company or the termination of that employment you may have against Releasees, other than the Excepted Rights, including, but not limited to, claims for breach of contract (express or implied), breach of promise, inducement of breach, interference with contract, wrongful discharge, unjust dismissal, violation of public policy, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, invasion of privacy, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, intentional and negligent misrepresentation, conspiracy, failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort, representations made to induce you to accept employment with the Company or any parent company, fraud, negligence, and any intentional torts.

In addition, you are waiving all rights under California Civil Code Section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have mutually affected his settlement with the debtor.”

You are releasing all claims described above arising through the date you sign this Release, including those for any injuries or damages suffered at any time after the date you sign this Release by reason of the continued effects of alleged discriminatory acts or other conduct that occurred prior to the date you sign this Release.

You agree that the Retention Agreement provides you with payments and other benefits you otherwise would not be entitled to receive, which constitute consideration for this Release. You agree that you are not entitled to and will not become entitled to anything further from Releasees except for the Excepted Rights, and that you will not seek anything further from Releasees, other than with respect to the Excepted Rights. You acknowledge and confirm that you have not filed or caused or permitted to be filed any pending lawsuit of any type in any forum against any Releasee.

This release does not apply to rights that may arise after the date you sign this Release, or to any claims that cannot be waived by private agreement under applicable law. This Release does not waive any rights you may have to file an administrative charge with the Equal Employment Opportunity Commission, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, without regard to who brought or filed such charge.

Furthermore, nothing in this Release, or any agreement signed by you during the course of your employment with the Company or its Affiliates, whether expressly stated or not, prohibits you from reporting or making a disclosure that is required or protected under any state or federal law or regulation to any government agency concerning a possible violation of state or federal law or regulation or from recovering a monetary award, recovery, or settlement from any government agency in connection with such reporting or disclosure. However, this Release does waive any right that you have to any monetary award, recovery or settlement from the Company in connection with any such reporting or disclosure. In addition, pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Release; (b) you have had 21 days following your termination of employment within which to consider this Release; (c) you have seven days following your execution of this Release to revoke this Release pursuant to written notice to the General Counsel of Parent in accordance with Section 12 of the Separation Pay Agreement; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Release and return it to the Company in less than the 21 day period identified above, you hereby acknowledges that you have freely and voluntarily chosen to waive the time period allotted for considering this Release.

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I acknowledge that I have read and understand and agree to all the terms of this Release and further acknowledge that I have had the opportunity to review it with an attorney.

Isaac Zacharias

Date

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